Exhibit 4.2
              AMERICAN BANKERS INSURANCE GROUP, INC.

                       AMENDED AND RESTATED
              DIRECTORS' DEFERRED COMPENSATION PLAN
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                           Exhibit 4.2
              AMERICAN BANKERS INSURANCE GROUP, INC.

                       AMENDED AND RESTATED
              DIRECTORS' DEFERRED COMPENSATION PLAN


     This Amended and Restated Directors' Deferred Compensation Plan (the "Plan") is an unfunded deferred compensation arrangement for present and future members of the Board of Directors of American Bankers Insurance Group, Inc. or of any of its subsidiaries (the "Company"). The Plan amends and restates the Directors' Deferred Compensation Plan which was effective on October 31, 1980 and subsequently amended in 1984 and 1990.


                            ARTICLE I

                           Definitions

     (a) "ACCOUNT" means the book account to be established for the benefit of each Participant reflecting the value of the benefits deferred under this Plan.

     (b)  "BOARD" means the Board of Directors of AMERICAN
BANKERS INSURANCE GROUP, INC., or the Board of Directors of any of its subsidiaries.

     (c)  "COMMITTEE" means the Planning and Compensation
Committee of the Board of Directors of AMERICAN BANKERS INSURANCE
GROUP, INC.

     (d) "COMPANY" means AMERICAN BANKERS INSURANCE GROUP, INC., a Florida corporation and its corporate successors or any subsidiary thereof.

     (e) "DEFERRED OBLIGATION" means the total amount of the Company's liability for payment of deferred benefits under this Plan.

     (f) "DETERMINATION DATE" means the last day of each calendar quarter; provided, however, if the last day of a calendar quarter is not a business day, then the Determination Date shall be the next preceding business day. In no event, however, shall a Determination Date be earlier than six months from the date that written notice of the election to defer benefits hereunder in the form of Stock is delivered to the Company.

     (g) "FAIR MARKET VALUE", when used in connection with common stock of the Company on a certain date means the last trade price of the common stock as reported by the NASDAQ System

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on the relevant date, or if no quotation shall have been made on that date, on the next preceding day on which there was a quotation if within seven days thereof, or, otherwise as determined in good faith by the Committee.

     (h) "NET INVESTMENT INCOME YIELD" means the net investment income of American Bankers Insurance Group, Inc. for the preceding calendar year divided by the average total investments of American Bankers Insurance Group, Inc. for the preceding calendar year.

     (i) "PARTICIPANT" means a Director of the Board electing to defer fees under this Plan.

     (j)  "PLAN" means this Board of Directors' Deferred
Compensation Plan as it may be amended from time to time.

     (k) "RETIREMENT" means retirement at or after attaining age seventy (70).

     (l) "STOCK" or "SHARE" means the $1.00 par value common stock of the AMERICAN BANKERS INSURANCE GROUP, INC.

     (m) "YEAR" means the period between successive annual meetings of the stockholders of the Company.


                            ARTICLE II

                           Participants

     (a) Each duly elected member of the Board of the Company may elect in writing prior to the beginning of any Year of the term in which he will serve as a member of the Company's Board, to defer receipt of all fees to be earned during his term as a Director pursuant to the terms of this Plan. Payment of the deferred amounts shall be postponed until Retirement, resignation or death of a Participant.

     (b) The Company shall cause an Account to be kept in the name of each Participant, which shall reflect the value of the deferred benefits allocated to the Participant.


                           ARTICLE III

                        Deferred Benefits

     (a) The Participant may indicate a preference for deferral of benefits in the form of cash or Stock. The deferral shall remain automatically in effect for all periods in which the Participant is a Director of the Company until revoked. The

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deferral may be revoked with respect to future payments or the form of future payments to be deferred may be changed upon written notice delivered to the Company prior to the beginning of any Year of the term in which a Participant will serve as a member of the Company's Board. The revocation or change will not become effective until six months have elapsed from the date such notice is received by the Company and affects future benefits only.

     (b)  If the Participant elects deferral in the form of
Stock:

          (i)  Fees will be deposited in the Participant's
     Account on the date they are earned as a cash value.

          (ii) Interest on the cash value of the Account will be credited to the Participant's Account each quarter on the Determination Date at a rate equal to the Net Investment
     Income Yield.

          (iii) Shares will be credited to the Participant's Account on each Determination Date equal to the number of whole Shares which could be acquired with the cash value of the Participant's Account on such date. Any amount which cannot be converted to a whole Share on a Determination Date will continue to be accounted for as a cash value in the Participant's Account. The number of whole Shares to be credited to a Participant's Account shall be determined by dividing the total cash value of the Account by the Fair Market Value of a Share on the Determination Date.

          (iv) The dividend income which would be realized on any Shares in the Participant's Account shall be credited to each Participant's Account as a cash value, based upon the amount of the dividends the Participant would have received had the Stock been delivered to the Participant and registered in the Participant's name.

          (v) The Company shall issue Shares and any remaining cash value at the end of a Participant's deferral period as set forth in paragraph (g) below.

     (c)  If the Participant elects deferral in the form of cash:

          (i)  Fees will be deposited in the Participant's
     Account on the date they are earned as a cash value.

          (ii) Interest on the cash value of the Account will be credited to the Participant's Account each quarter on the Determination Date at a rate equal to the Net Investment
     Income Yield.


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          (iii)     The Company shall issue the cash value at the
     end of a Participant's deferral period as set forth in paragraph (g) below.

     (d) The Company shall not be required to set aside or earmark funds in an amount equal to the total amounts deferred for each Year or to issue or acquire Shares for which the Participant has indicated a preference.

     (e) Title to and beneficial ownership of any assets, whether cash or investments which the Company may set aside or earmark to meet its Deferred Obligation under this Plan shall at all times remain in the Company, and no Participant or beneficiary shall, under any circumstances, acquire any property interest in any specific assets of the Company.

     (f) In the event the outstanding Shares of Stock are increased or decreased as a result of stock dividends, stock splits, recapitalization or other means having the same effect, or if the Stock is converted to other securities of the Company or of any other corporation as a result of merger, consolidation or other reorganization, the number of Shares of Stock available for allocation under the Plan shall be appropriately adjusted by the Committee.

     (g) Upon Retirement, resignation or death of a Participant, the number of Shares of Stock allocated to the Account of a Participant and the cash value, credited with interest through the date of Retirement, resignation or death, which is payable to the Participant or his beneficiary shall be determined, and distributed to and paid in a lump sum to the Participant or his beneficiary. The distribution of Stock or cash shall be made within thirty (30) days from Retirement, resignation or receipt of notice of the death of a Participant.

     (h) Each Participant shall have the right to designate beneficiaries who are to succeed to his rights to receive future distributions of Stock or payments under this Plan in the event of his death. In case of a failure of designation or the death of a designated beneficiary without a designated successor, distribution shall be made to the Participant's estate. No designation of beneficiary shall be valid unless signed in writing by the Participant, dated and filed with the Company. Beneficiaries may be changed without the consent of any prior beneficiaries.

     (i) Nothing contained in this Plan shall be deemed to create a trust of any kind or create any fiduciary relationship on the part of the Company. To the extent that any person acquires a right to receive distributions of Stock or payments from the Company under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

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     (j)  Except in the case of death, no right of any
Participant to receive any payment or benefit hereunder shall be transferable.



                            ARTICLE IV

                          Administration

     (a) The Company shall reserve 100,000 shares of Stock for purposes of the Plan.

     (b) The books and records to be maintained for the purpose of the Plan shall be maintained by the officers and employees of the Company at its expense and subject to the supervision and control of the Committee. All expenses of issuing Shares and administering the Plan shall be paid by the Company from funds other than those set aside or earmarked under this Plan.

     (c) To the extent permitted by law, the right of any Participant or beneficiary in any benefit or to any payment under this Plan shall not be subject in any matter to attachment or other legal process for the debts of a Participant or beneficiary and any payment or benefit shall not be subject to anticipation, alienation, sale, transfer, assignment or encumbrance.

     (d) No member of the Board or the Committee and no officer or employee of the Company shall be liable to any person for any action taken or omitted in connection with the administration of this Plan, unless attributable to his own fraud or willful misconduct, nor shall the Company be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of a Director, officer or employee of the Company.


                            ARTICLE V

                            Transition

     All deferrals in the form of cash made prior to May 25, 1994, shall remain as cash elections unless changed as to future benefits only in accordance with the terms of this Plan. All deferrals in the form of Stock Equivalents made prior to May 25, 1994, shall be deemed to be deferrals in the form of Stock for which notice was received prior to May 25, 1994, and shall remain in effect unless changed as to future benefits only in accordance with the terms of this Plan.


                            ARTICLE VI


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                      Amendment of the Plan

     (a) The Plan may be amended in whole or in part from time-to-time by the Board of Directors of the American Bankers
Insurance Group, Inc. Shareholder approval shall be required for such amendment only if required by law.

     (b) Notice of every such amendment shall be given in writing to each Participant.

     (c) It is the intent of the Company that this Plan shall at all times comply with the provisions of Section 16b(3) of the Securities Exchange Act of 1934.








































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